Exhibit 3.5

FIREFLY AUTOMATIX, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Andrew Limpert, hereby certifies that:

1. He is the Chief Executive Officer of FireFly Automatix, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which have been previously designated.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as “blank check” preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to a series of the preferred stock, which shall consist of [*] shares which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of debt or other securities, rights or property and does hereby fix and determine the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to such series of preferred stock as follows:

TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified.

“DGCL” means the General Corporation Law of the State of Delaware.

“Issuance Date” means the first date on which any shares of Series A Preferred Stock are issued by the Corporation.

“Junior Stock” means the Common Stock and any other classes or series of capital stock ranking junior to the Series A Preferred Stock with respect to the distribution of assets on the Liquidation of the Corporation, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any Junior Stock).

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“Exchange Agreement” means the Exchange Agreement, dated October 21, 2025, by and among the Corporation and the original holders of the Series A Preferred Stock, as amended, modified or supplemented from time to time in accordance with its terms.

“Series A Original Issue Price” means, with respect to each share of Series A Preferred Stock, $1,000 (subject to adjustment in the event of stock splits, combinations or similar events).

2. Designation, Amount and Par Value; Assignment. The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be [*] ([*]). The Series A Preferred Stock shall have a par value of $0.001 per share. The Series A Preferred Stock shall rank senior to any Junior Stock with respect to the payment of dividends, rights of redemption and distribution of assets on the Liquidation of the Corporation. The Series A Preferred Stock will initially be issued in book-entry form. The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the holders of the Series A Preferred Stock thereof from time to time. The Corporation may deem and treat the registered holders of the Series A Preferred Stock as the absolute owners thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form or, if requested by any holder of the Series A Preferred Stock, such holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of the Series A Preferred Stock from time to time and shall be enforceable by any such holder. For the avoidance of doubt, this Series A Preferred Stock shall have no maturity date and shall not be redeemable at the election of the Corporation.

3. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board, out of any funds legally available therefor, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock or other securities, which shall be made in accordance with Sections 6(f) and (g)) actually paid on shares of Junior Stock when, as and if such dividends (other than dividends in the form of Common Stock or other securities, which shall be made in accordance with Sections 6(f) and (g)) are paid on shares of Junior Stock (the “Participating Dividends”).

The Corporation will not declare or pay any dividends or other distributions on any Junior Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Series A Preferred Stock then outstanding.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the aggregate Series A Original Issuance Price of the shares of Series A Preferred Stock held by such holders, plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of the Junior Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to such holders shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full, and thereafter the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder.

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5. Voting Rights. Except as otherwise provided in the following sentence of this Section 5 or as otherwise expressly required by the DGCL, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, in addition to such other vote as may be required by the DGCL, (a) materially alter or change the powers, preferences or rights given to the Series A Preferred Stock or materially alter or amend this Certificate of Designation in a manner adverse to the holders of Series A Preferred Stock, (b) materially amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders (in their capacity as holders of Series A Preferred Stock), (c) increase the number of authorized shares of Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert.

(i)	Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, solely at the option of the holder thereof, at any time and from time to time after the Issuance Date, and without the payment of any additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $[*]. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. For the avoidance of doubt, except as set forth in Section 6(b) below, the Corporation shall not pay cash to satisfy the conversion of the Series A Preferred Stock.

(ii)	Termination of Conversion Rights. In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b)	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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(c)	Mechanics of Conversion.

(i)	Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice in the form attached hereto as Annex A to the Corporation or its transfer agent at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is or such future time at which such conversion shall be effective (a “Conversion Notice”) and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice (or as applicable, the future event or time upon which the conversion was contingent or applicable) and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (as applicable, the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. The Corporation shall, within (1) business day after the Conversion Time (the “Share Delivery Date”) (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of full shares of Common Stock issuable upon such conversion (or a notice of such issuance if uncertificated shares are issued) in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, or, if applicable, shall cause such number of shares of Common Stock converted hereunder to be transmitted by the Corporation’s transfer agent to such holder by crediting the account of such holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system, (ii) pay in cash such amount as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted. On any date of delivery of any shares of Common Stock to a holder upon the conversion of shares of Series A Preferred Stock, the Corporation shall use its best efforts to deliver such shares of Common Stock required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions, if applicable to the Common Stock. No additional legal opinion, other information or instructions shall be required of the Holders to convert such shares. Without limiting the preceding sentences, no ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required in order to convert such shares. Upon delivery of a Conversion Notice, such holder shall be deemed for all corporate purposes to have become the holder of record of the applicable number of shares of Common Stock with respect to which such number of shares of Series A Preferred Stock were converted, irrespective of the date of delivery of such shares of Common Stock by the Corporation to such holder.

(ii)	Reservation of Shares. The Corporation shall at all times when shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock and if applicable, such number of authorized shares of Common Stock as shall from time to time be sufficient to pay holders of shares of Series A Preferred Stock dividends in shares of Common Stock and dividends of other Company securities convertible into shares of Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock or the payment of such dividends, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation and the certificate of incorporation of the Corporation. Before taking any action that would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.

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(iii)	Effect of Conversion. All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock of the Corporation and shall no longer be designated as Series A Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iv)	No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder shall be credited for any accrued but unpaid dividends at the time of conversion to be paid in the form, and at the time, prescribed by Section 3.

(v)	Rescission Rights. If, in the case of any Conversion Notice delivered by a holder of shares of Series A Preferred Stock, such underlying shares of Common Stock are not delivered to or as directed by such holder by the Share Delivery Date, such holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall, if applicable, promptly return to such holder any original Series A Preferred Stock shares or certificates delivered to the Corporation and such holder shall promptly return to the Corporation any such shares of Common Stock issued to such holder pursuant to such rescinded Conversion Notice.

(vi)	Obligation Absolute. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder thereof to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity, or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person or entity of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such shares of Common Stock; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. In the event a holder of shares of Series A Preferred Stock shall elect to convert any or all of its shares of Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such holder in the amount of 150% of the aggregate Series A Original Issue Price of such shares of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue such shares of Common Stock to such holder and, if applicable, cash or other securities of the Corporation, upon a properly noticed conversion. If the Corporation fails to deliver to a holder the shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock by such holder in such holder’s Conversion Notice by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Series A Original Issue Price of Series A Preferred Stock being converted, $50 per trading day (increasing to $100 per trading day on the third trading day after such damages begin to accrue) for each trading day after the Share Delivery Date until such shares of Common Stock are delivered or such holder rescinds such conversion. Nothing herein shall limit the right of a holder of shares of Series A Preferred Stock to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock upon conversion thereof within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder of shares of Series A Preferred Stock from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(vii)	Buy-In. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a holder of shares of Series A Preferred Stock the applicable number of shares of Common Stock by the Share Delivery Date, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or such holder’s brokerage firm otherwise purchases, shares of Common Stock or other Company securities to deliver in satisfaction of a sale by such holder of the number of shares of Common Stock which such holder was entitled to receive upon such conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock or other Company securities so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from such conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for such conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a holder of shares of Series A Preferred Stock purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of such shares of Common Stock issuable upon such conversion (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder of shares of Series A Preferred Stock shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit the right of a holder of shares of Series A Preferred Stock to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of series A Preferred Stock as required pursuant to the terms hereof.

(d)	Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable conversion notice, such attempted conversion would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the U.S. Securities and Exchange Commission (the “Commission”), including any “group” of which the holder is a member (the foregoing, “Attribution Parties”)) beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the conversion notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series A Preferred Stock beneficially owned by such holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Attribution Parties that, in the case of both (i) and (ii), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email) submitted to the Secretary of the Corporation, the Corporation shall, within three (3) business days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice (to the extent permitted pursuant to this Section 6(d)). The Corporation shall be entitled to rely on representations made to it by the holder in any conversion notice regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, any holder may reset the Beneficial Ownership Limitation percentage applicable to such holder to a higher or lower percentage; provided, however, that in no case will the Beneficial Ownership Limitation exceed 9.99%. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. Any decrease in the Beneficial Ownership Limitation will be effective upon delivery to the Corporation.

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(e)	Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)	Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Junior Stock entitled to receive, a dividend or other distribution payable on Junior Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(i)	the numerator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)	the denominator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 6 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) on the conversion of the Series A Preferred Stock) on the date of such event.

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(g)	Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) or Section 6(e) on the conversion of the Series A Preferred Stock) on the date of such event.

(h)	Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(e) or 6(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(j)	Notice of Record Date. In the event:

(i)	the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

(iii)	of any Liquidation of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.	Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

8.	Notices. Any notice required or permitted to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed, for and in the name and on behalf of the Corporation, to prepare and to file a Certificate of Designation of Series A Preferred Stock in accordance with the foregoing resolution and the provisions of DGCL and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.

8

IN WITNESS WHEREOF, FireFly Automatix, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be executed by the undersigned this [__] day of [__], 2025.

Name:	Andrew Limpert
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of FireFly Automatix, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series A Convertible Preferred Stock owned prior to Conversion:
Number of shares of Series A Convertible Preferred Stock to be Converted:
Aggregate Series A Original Issue Price of shares of Series A Convertible Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Series A Conversion Price:
Number of shares of Series A Convertible Preferred Stock subsequent to Conversion:
Address for Delivery: or DWAC Instructions: Broker no: Account no:

[HOLDER]

By:
Name:
Title: